Exhibit 99.2

February 5, 2013

Board of Directors

Somaxon Pharmaceuticals, Inc.

10935 Vista Sorrento Parkway, Suite 250

San Diego, California 92130

Re: Registration Statement on Form S-4 of Pernix Therapeutics Holdings, Inc.

Members of the Board:

Reference is made to our opinion letter, dated December 10, 2012, with respect to the fairness, from a financial point of view, of the merger consideration to the holders of shares of common stock of Somaxon Pharmaceuticals, Inc. (“Somaxon”) in connection with the Agreement and Plan of Merger, dated as of December 10, 2012, by and among Somaxon, Pernix Therapeutics Holdings, Inc. (“Pernix”) and Pernix Acquisition Corp. I (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Somaxon.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Somaxon in connection with its consideration of the merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, without our prior written consent. We understand that Pernix has requested to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Somaxon, Pernix or their respective stockholders.

In that regard, we hereby consent to the inclusion of our opinion as Annex B to the proxy statement/prospectus included in the Registration Statement and to the reference to our opinion under the captions “Summary — Opinion of Somaxon’s Financial Advisor — Stifel, Nicolaus & Company, Incorporated,” “Risk Factors — The merger agreement does not require that the fairness opinion of Somaxon’s financial advisor be updated as a condition to the completion of the merger,” “The Merger — Background of the Merger,” “The Merger — Somaxon’s Reasons for the Merger and Recommendation of Somaxon’s Board of Directors,” “The Merger — Opinion of Somaxon’s Financial Advisor — Stifel, Nicolaus & Company, Incorporated” and “The Merger — Prospective Financial Information” in such proxy statement/prospectus. By giving our consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED